EXHIBIT 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LIBERTY ACQUISITION HOLDINGS CORP.
     The present name of the corporation is “Liberty Acquisition Holdings Corp.” The corporation was incorporated under the name “Freedom II Acquisition Holdings, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on June 27, 2007. The corporation changed its name to “Liberty Acquisition Holdings Corp.” by filing a certificate of amendment to its certificate of incorporation with the Secretary of State of the State of Delaware on July 18, 2007. The corporation amended and restated its certificate of incorporation on November 9, 2007. This Second Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, as amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of at least a majority of the outstanding stock of the corporation entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.
     The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows (the “Certificate of Incorporation”):
     I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law (“DGCL”), as from time to time amended, do hereby certify as follows:
     FIRST: The name of the corporation is Liberty Acquisition Holdings Corp. (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, DE 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.
     THIRD: Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all powers and privileges which are necessary or convenient to conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article Third may not be amended prior to the consummation of a Business Combination.
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 216,062,500 of which 215,062,500 shares shall be Common Stock of the par value of $0.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.
          A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
          B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
          C. Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.
     FIFTH: The following provisions (A) through (D) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.” A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business (“Target Business”). The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) with the United States Securities And Exchange Commission up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.
          A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of more than 20% of the IPO Shares (as defined below) exercise their redemption rights described in paragraph (B) below, and provided further that the Board of Directors and officers of the Corporation may, in the exercise of their business judgment, stipulate any percentage lower than 20% as a condition to the closing of a Business Combination.
          B. In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against such Business Combination may, contemporaneous with such vote, demand that the Corporation redeem his, her or its IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, and subject to the availability of lawful funds therefore, redeem such shares into cash at a per share redemption price equal to the original purchase price of the units in the IPO. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which, among other funds, a certain amount of the net proceeds of the IPO and the placement of the Placement Units (as defined below) are deposited.
          C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 30 months after the consummation of the IPO or (ii) 36 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 30 month period (such later date being referred to as the “Termination Date”), the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Fund to holders of IPO Shares as soon as reasonably practicable, and after approval of the Company’s stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors, prior to such Termination Date, pursuant to Section 275(a) of the DGCL, finding the dissolution of the Corporation advisable and providing such notices as are required by said Section 275(a) of the DGCL, as promptly thereafter as possible. In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Fund plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.
          D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Trust Fund to holders of the IPO Shares in connection with the dissolution of the Corporation pursuant to the terms of the Investment Trust Agreement governing the Trust Fund or in the event he, she or it demands conversion of his, her or its shares in accordance with paragraph (B) above. In no other circumstances shall a holder of

IPO Shares have any right or interest of any kind in or to the Trust Fund. A holder of any shares of capital stock issued, or issuable upon exercise or conversion of securities issued, by the Corporation in a private placement either concurrently with or prior to the IPO (“Placement Units”) shall not have any right, redemption, distributions (liquidating or otherwise) or interest of any kind in or to the Trust Fund.
     SIXTH: Except as otherwise provided in this Certificate of Incorporation, the number of directors constituting the Board of Directors shall be determined by the Board of Directors, subject to the Bylaws of the Corporation. Except as otherwise provided in this Certificate of Incorporation, any vacancy in the Board of Directors, whether arising from death, resignation, removal, an increase in the number of directors or any other cause, may be filled by the vote of either a majority of the directors then in office, though less than a quorum (as defined in the Corporation’s Bylaws), by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting called for such purpose. Stockholders may not apply to request that the Delaware Court of Chancery summarily order an election to be held to fill any vacancies in the Board of Directors whether or not, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board of Directors as constituted immediately prior to any such vacancy or increase. Except as otherwise provided in this Certificate of Incorporation, each director so elected shall hold office until the next meeting of the stockholders in which the election of directors is in the regular order of business and until his successor shall have been elected and qualified.
     SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          A. Election of directors need not be by ballot unless the Bylaws of the Corporation so provide.
          B. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.
          C. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws of the Corporation as provided in the Bylaws of the Corporation.
          D. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

          E. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.
          F. Subsequent to the consummation of the IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.
     EIGHTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:
          A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
          B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
     NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     TENTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.

     IN WITNESS WHEREOF, I have signed this Second Amended and Restated Certificate of Incorporation this 11th day of December, 2007.

By:	/s/ JARED BLUESTEIN
Name:	Jared Bluestein
Its:	Secretary

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